Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (the “Agreement”) is entered into by and between Vivian H. Liu (“Liu”) and Apricus Biosciences, Inc. and its affiliates and subsidiaries (collectively, the “Company”).

BACKGROUND:

A. Liu was employed as the Company’s Executive Vice President pursuant to that certain Amended and Restated Employment Agreement by and between the Company and Liu, dated as of December 14, 2009 (the “Prior Agreement”) and served as the Chairman of the Company’s Board of Directors.

B. The Company and Liu wish to enter into this Agreement to set forth the terms of Liu’s separation from the Company, effective December 31, 2010 (the “Separation Date”).

C.  Upon entry into this Agreement, Liu shall simultaneously tender her resignation as an officer and director of the Company.

AGREEMENT:

In consideration for the promises to Liu from the Company recited below, and other good and valuable consideration, including the release of claims pursuant to this Agreement, the parties agree as follows:

1.           Liu Payment and Release. By the later of (a) January 11, 2011 or (b) five business days following the expiration of Liu’s seven-day revocation period set forth in Section 7.b. below, the Company shall provide to Liu company stock with a value of $165,000 (valued at the fair market value of the stock on the Separation Date) as consideration hereunder (the “Additional Stock”).  Liu acknowledges that she is not otherwise entitled to receive such consideration. It is agreed that some or all of the stock provided above as consideration under this Agreement is paid in settlement of any potential claim by Liu to any Bonus, as defined in the Prior Agreement, and that Liu accordingly has no separate or future right to any such Bonus. Pursuant to the Prior Agreement, and notwithstanding whether Liu signs this Agreement, the Company shall also pay to Liu (a) any accrued but unpaid Base Salary (as defined in the Prior Agreement), less applicable deductions, including salary in respect of any accumulated vacation, due to Liu as of the Separation Date, (b) any amounts owing, but not yet paid, with respect to reasonable business expenses incurred by Liu, subject to documentation in accordance with the Company’s policy, (c) the Incentive Bonus (as defined in the Prior Agreement) of $50,000 payable in cash and 7,540 shares of company common stock (valued at $50,000 based upon the closing sales price of the company common stock on the approval date of the Incentive Bonus) due to Liu as of the Separation Date, and (d) the annual grants of common stock pursuant to Section 3(d)(i) and Section 3(d)(ii) of the Prior Agreement, which grants shall be made as of the Separation Date.  All of Liu’s outstanding but unvested equity awards granted pursuant to Sections 3(c) and 3(d) of the Prior Agreement, including the awards to be issued as of the Separation Date under clause (d) of the prior sentence, shall vest immediately upon the expiration of Liu’s seven-day revocation period set forth in Section 7.b. below.

Except for the Additional Stock, and in consideration for such Additional Stock, Liu for herself and her heirs, agents, assigns, executors, successors and each of them, voluntarily releases and forever discharges the Company, its affiliated and released entities (including, without limitation, the Company’s parent and subsidiary entities), its and their respective predecessors, successors and assigns, its and their respective employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damage and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when Liu signs this Agreement, Liu ever had, now claims to have or ever claimed to have had against any or all of the Releasees; provided, however, that Liu shall not be deemed to release any Claims relating to any rights provided under this Agreement.

This Agreement includes, without limitation, all Claims: relating to the Prior Agreement, Liu’s employment with the Company and the termination of Liu’s employment; of wrongful discharge; of breach of contract; of retaliation or discrimination under federal, state or local law, including, but not limited to, Claims of discrimination or retaliation under Title VII of the Civil Rights Act of 1964, Claims of disability discrimination or retaliation under the Americans with Disabilities Act, Claims of discrimination or retaliation under the California Fair Employment and Housing Act; Claims under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act; Claims under other federal or state statutes; of defamation or other torts; of violation of public policy; for wages, bonuses, incentive compensation, stock, stock options, warrants, vacation pay or any other compensation or benefit; and for damages or other legal or equitable remedies of any sort, including, without limitation, compensatory damages, punitive damages, indirect damages, injunctive relief and attorney’s fees.  Notwithstanding the foregoing, Liu does not release (a) any rights that cannot be waived, including, without limitation, her right to indemnity pursuant to California Labor Code Section 2802; (b) her right to future indemnity pursuant to the Company’s bylaws and Nevada corporation law; and (c) her rights arising solely as a stockholder of the Company.

Liu acknowledges that she is familiar with Section 1542 of the California Civil Code, which reads as follows:

California Civil Code Section 1542

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

Liu agrees that she is releasing unknown claims and waiving all rights that she may have under Section 1542 of the Civil Code of California or under any statute or common law principle of similar effect.

2.           Mutual Non-Disparagement.

(a)           Liu agrees that she will not make any written or oral communications that could reasonably be considered to be disparaging of the Company in any respect, including, but not limited to, the Company’s business, technology, products, executives, officers, directors, former executives, consultants or agents.

(b)           The Company agrees that its directors and officers will not make any written or oral communications that could reasonably be considered to be disparaging of Liu in any respect.

3.           Resignation. Liu hereby resigns as an employee and director of the Company, effective December 31, 2010.

4.           Negotiation of Agreement. This Agreement was negotiated for Liu by a representative of her own choosing. Liu has had an opportunity to negotiate this Agreement with the Company; accordingly, there shall be no presumption that drafting ambiguities shall be construed against either party as the drafter. Both the Company and Liu are voluntarily agreeing to this Agreement. It is agreed that the payments under this Agreement are not an admission of any liability or obligation.

5.           Understanding of Agreement; Entire Agreement. Liu expressly states that she has read this Agreement and understands all of its terms, that the preceding paragraphs recite the sole consideration for this Agreement, and that this Agreement constitutes the entire agreement with respect to any matters referred to in it. This Agreement supersedes any and all other agreements between Liu and the Company regarding Liu’s employment and the terms of separation, including the Prior Agreement. This Agreement may only be amended in writing signed by Liu and an officer of the Company, and it is executed voluntarily and with full knowledge of its significance.

6.           Review and Revocation Periods.

(a)           Liu has the opportunity to consider this Agreement for twenty-one days before signing it. To accept this Agreement, Liu must return a signed original of this Agreement so that it is received by the undersigned at or before the expiration of this twenty-one day period. If Liu signs this Agreement within less than twenty-one days of the date of its delivery to Liu, Liu acknowledges by signing this Agreement that such decision was entirely voluntary and that Liu had the opportunity to consider this Agreement for the entire twenty-one day period. Liu is advised to consult with an attorney before signing this Agreement.

(b)           For the period of seven days from the date when this Agreement is signed by Liu, Liu has the right to revoke this Agreement solely with respect to claims released under the Age Discrimination in Employment Act or Older Workers Benefit Protection Act; any such revocation shall be effected by written notice to the Company’s Chief Executive Officer. For such a revocation to be effective, it must be delivered so that it is received by the undersigned at or before the expiration of the seven-day revocation period. This Agreement shall become effective on the first business day following the expiration of the revocation period.

7.           Return of Property. Liu confirms that, to the best of her knowledge, she has returned or, no later than the Separation Date, will return to the Company all Company property, including, without limitation, computer equipment, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective). Liu also commits to deleting and finally purging any duplicates of files or documents that may contain Company information from any computer or other device that remains her property after the Separation Date.  In the event that Liu discovers that she continues to retain any such property, she shall return it to the Company immediately.

8.           Legal Representation. This Agreement is a legally binding document and Liu’s signature will commit her to its terms.  Liu acknowledges that she has been advised to discuss all aspects of this Agreement with her attorney, that she has carefully read and fully understand all of the provisions of this Agreement and that she is voluntarily entering into this Agreement.

9.           Absence of Reliance. In signing this Agreement, Liu is not relying upon any promises or representations made by anyone at or on behalf of the Company, except as may be set forth in this Agreement.

10.           Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

11.           Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

12.           Governing Law; Interpretation. This Agreement shall be interpreted and enforced under the laws of the state of California, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

13.           Attorneys’ Fees and Costs. In the event that either party brings an action to enforce or effect its rights under or relating to this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

14.           Employee Confidentiality and Assignment Agreement. Liu acknowledges and agrees that she is bound by and will comply with the Employee Confidentiality and Assignment Agreement that she has signed with the Company.  That Employee Confidentiality and Assignment Agreement shall remain in full force and effect to the extent not inconsistent with this Agreement.

15.           Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document.

16.           Address and Contact Information. The following addresses (which may be changed through written notice by the parties) shall be used for notices:

Apricus Biosciences, Inc. Attn: Chief Executive Officer 6330 Nancy Ridge Dr., Suite 103 San Diego, CA 92121
With a copy to: Goodwin Procter LLP Attn: Ryan Murr, Esq. Three Embarcadero Center, 24th Floor San Francisco, CA 94111

[signature page follows]

In witness whereof, the parties have signed this Separation Agreement as of the date(s) set forth below.

Dated: December 16, 2010		Vivian H. Liu

/s/ Vivian H. Liu

Dated: December 16, 2010		Apricus Biosciences, Inc.

	By:	/s/ Bassam Damaj
Bassam Damaj
Chief Executive Officer